Exhibit 99.1

Monotype Imaging Appoints New Board Member

WOBURN, Mass.--(BUSINESS WIRE)--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, has appointed Bob Lentz to its board of directors. Lentz, a technology industry veteran with more than 25 years of financial, operational and executive management experience, will also serve on the company’s audit committee.

“Bob brings to the company a wealth of strategic, operational, financial and leadership experience,” said Doug Shaw, president and chief executive officer of Monotype Imaging Inc. “With his rich and extensive background in the high-tech industry, which also includes expertise in mergers and acquisitions, he will be a valuable addition to our board.”

Lentz currently serves as president and chief executive officer of PermissionTV, Inc., an online video platform provider. Lentz has held executive management positions throughout his career in various technology companies. Prior to PermissionTV, Lentz served as senior vice president of operations and chief financial officer at OATSystems, Inc., a provider of radio-frequency identification (RFID) software for supply chain management systems. Lentz also held the same position at eRoom Technology, a supplier of Web-based collaborative workspace solutions. Other roles have included senior vice president of finance and administration and chief financial officer at Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier manufacturers; senior vice president and chief financial officer at Individual Inc., an Internet information services company; vice president of finance and operations at Teloquent Communications Corp., a provider of telecommunications software; and senior vice president and general manager at Appex Corp., a software company serving the mobile phone industry. Lentz is also a board member at eCopy, Inc., a document imaging and management software company and New Territories, Inc., a supply chain management solutions firm. In addition, he is a volunteer mentor with the MIT (Massachusetts Institute of Technology) Venture Mentoring Service.

Lentz earned his bachelor’s degree in business administration from Northeastern University in Boston, and a master’s in business administration from Babson College in Wellesley, Mass. Lentz began his career at Ernst and Young and was a certified public accountant.

Forward-looking statements

This press release may contain forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the demand for the company's products or increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company's ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company's intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company's public filings with the Securities and Exchange Commission, including the risk factors included in the company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2007. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan and China. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk and www.faces.co.uk.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. All other trademarks are the property of their respective owners. © 2008 Monotype Imaging Holdings Inc. All rights reserved.

CONTACT:
Monotype Imaging Inc.
Mary Norton, 781-970-6120
ir@monotypeimaging.com